  Exhibit 99.1

March 10, 2010
John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS 2009 FINANCIAL RESULTS

•	Consolidated revenues increase $20.4 million to $595.8 million
•	Adjusted EBITDA increases $21.8 million to $192.9 million
•	Net income of $3.5 million or $0.06 per diluted share
•	GCI expects to resume limited stock repurchases

ANCHORAGE, AK General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its 2009 results with revenues increasing to $595.8 million and adjusted EBITDA increasing to $192.9 million. Adjusted EBITDA increased $21.8 million or 12.7 percent, over 2008 Adjusted EBITDA of $171.1 million. EBITDA margin improved to 32.4 percent for 2009 as compared to 29.7 percent for the prior year. Revenues and adjusted EBITDA were record high results for GCI.

The 2009 net income of $3.5 million, or $0.06 per diluted share compares to a net loss of $1.9 million, or ($0.04) per diluted share, in 2008. GCI recorded a net loss of $3.7 million or ($0.06) per share on a diluted basis in the fourth quarter of 2009 that compares to net loss of $4.4 million or ($0.08) per share on a diluted basis for the fourth quarter of 2008. The 2009 fourth quarter net loss is primarily attributable to non-cash expenses including the write off of capitalized loan costs after the payoff of the senior credit facility term loan. The term loan was repaid with proceeds from the previously announced $425 million bond offering.

GCI’s revenues for 2009 increased 3.5 percent to $595.8 million over 2008 revenues of $575.4 million. The revenue increase for the year was primarily due to the significant growth in the Consumer segment which more than offset expected revenue decreases in Network Access and Commercial. Network Access revenues decreased, as expected, primarily attributable to continued price competition and the remaining effects of the migration of AT&T Mobility traffic from our network. Commercial revenues were down primarily from reduced on-site support activity provided for the oil and gas industry in Alaska.

Contribution margins for 2009 increased 8.0 percent over 2008. Margins improved in all segments except for Network Access.

“Our Consumer business had a great year,” said GCI President, Ron Duncan. “We had strong revenue growth across the board for Consumer products and we expect the continued customer metrics in this segment will continue to drive financial growth for 2010. We ended the year with more than 125,000 wireless customers and we are in a position to become the second largest wireless carrier in Alaska by the end of the year.”

“While we missed our long established EBITDA goal of $200 million in 2009 we are pleased with the significant progress we made redirecting GCI’s growth from its carrier to its retail businesses. Competitive pressures in the Network Access business were somewhat beyond the upper end of our expectations in 2009. We anticipate we will continue to experience strong headwinds in this business through 2010 as we record the full year effects of the new pricing and network arrangements established in 2009. We are hopeful that we will be through the worst of the competitive impacts in the carrier business by the end of 2010. GCI’s long haul, middle mile, and last mile network are the most extensive and the best in Alaska. Our customers recognize this and continue to trust us with the delivery of all their communications traffic throughout the state.”

“Our shareholders know we have made significant investments in our businesses over the past three years. Peak capital expenditures are behind us now and we are committed to generating free cash flow and returning a portion of that cash to our shareholders. We are limiting 2010 capital expenditures to approximately $100 million to assure free cash flow this year.”

“With the refinancing of our senior credit facility revolver and payoff of the term loan we have no current covenants that would bar stock repurchases. At the end of 2009, GCI had authorized and unused repurchase capacity of $51.1 million. Dependent on leverage, liquidity, company performance, market conditions and subject to on-going board review, GCI expects to resume limited stock repurchases this year.”

 “Alaska’s economy continues to hold up well in the face of the global recession. Jobs losses in the state were minimal for 2009 and while further job losses are expected for 2010 we note that recent higher energy prices will continue to support state spending and may stimulate new activity in the oil and gas sector. We do not expect current economic conditions will have any noticeable impact on our operations for the year 2010 but further delays in the recovery of the national and global economies could affect future growth.”

For the fourth quarter of 2009, revenues totaled $147.5 million as compared to $146.6 million in the fourth quarter of 2008, an increase of 0.6 percent. Revenues, as expected, were down 2.2 percent sequentially when compared to third quarter 2009 revenues of $150.8 million. The sequential decrease in revenues was primarily due to normal seasonality in GCI’s voice and wireless products.

Fourth quarter 2009 adjusted EBITDA totaled $45.0 million and compares to $39.9 million, an increase of 12.7 percent over the fourth quarter of 2008. EBITDA for the fourth quarter of 2009 was unfavorably impacted by a $0.8 million expense increasing the reserve for bad debts due to a customer billing dispute.

Sequentially, fourth quarter 2009 adjusted EBITDA of $45.0 million compares to $50.3 million in the third quarter 2009. The decline in sequential EBITDA is due in part to seasonality and certain increased selling, general and administrative expenses, including the expense increasing the reserve for bad debts, in the fourth quarter as compared to the third quarter.

GCI anticipates revenues of $610 million to $620 million and adjusted EBITDA of $200 million to $204 million for the year 2010. GCI anticipates it will incur capital expenditures of approximately $100 million for 2010.

Highlights
•
Consumer revenues for 2009 totaled $294.9 million, an increase of 15.4 percent over 2008. Revenue increases were strong across all product lines during 2009. Fourth quarter 2009 revenues of $75.8 million increased 15.4 percent over the fourth quarter of the prior year.

•	GCI had 125,400 wireless subscribers at the end of 2009, an increase of 5,400 subscribers over the third quarter of 2009. GCI added 29,100 wireless subscribers for the full year 2009.

•
Total GCI access lines were 144,700 at the end of the fourth quarter of 2009 representing an estimated 35 percent share of the market in Alaska. Access lines increased by 1,700 during the fourth quarter and by 3,900 lines for the year.

•
GCI’s facilities based access lines totaled 107,300, representing 74 percent of its 144,700 total access lines at the end of 2009, an increase of 6,000 lines over year end 2008 and an increase of 2,900 lines compared to the end of the third quarter of 2009.

•
GCI had 110,700 consumer and commercial cable modem access customers at the end of the fourth quarter of 2009, an increase of 7,400 over the fourth quarter of 2008 and 2,200 over the third quarter of 2009. Average monthly revenue per cable modem totaled $45.63 for the fourth quarter of 2009 as compared to $43.42 for the third quarter of 2009, a sequential increase of 5.1 percent.

•	GCI had 147,600 basic video subscribers at the end of 2009, a decrease of 100 subscribers compared to 2008.

•
GCI announced in January, 2010 that the U.S. Department of Agriculture’s Rural Utilities Service had approved United Utilities, Inc’s application for an $88 million loan/grant combination to extend terrestrial broadband service for the first time to Bristol Bay and the Yukon-Kuskokwim Delta. United Utilities, Inc. is a wholly owned subsidiary of GCI.

•
GCI completed the refinancing of its senior secured $75 million revolving loan facility in January, 2010. The completion of the revolver refinancing removes any current covenant restrictions on stock repurchases. GCI has $51.1 million of unused stock repurchase authority. Future repurchases will depend on leverage, liquidity, company performance, market conditions and on-going review by GCI’s board of directors. Any stock repurchases would be made with available liquidity and would be made in accordance with applicable securities laws.

Consumer
Consumer revenues for 2009 totaled $294.9 million, an increase of 15.4 percent over 2008. Growth occurred across all product lines. Fourth quarter 2009 revenues of $75.8 million increased 15.4 percent over fourth quarter of the prior year and increased 1.0 percent sequentially.

Consumer voice revenues totaled $52.7 million for the year 2009, an increase of 11.9 percent over 2008. Fourth quarter 2009 voice revenues of $13.3 million were up 15.5 percent when compared to the fourth quarter of the prior year and 6.2 percent when compared to the third quarter of 2009. Growth in voice revenues for 2009 is primarily due to the increase in customers purchasing voice services in existing and newly opened markets, and from increases in CETC revenues. Consumer added 3,500 net local access lines during 2009.

Consumer long distance minutes for the year 2009 decreased 10.8 percent when compared to 2008. Fourth quarter 2009 long distance minutes declined 9.4 percent when compared to the fourth quarter of 2008 and increased 2.9 percent sequentially over the third quarter of 2009. The decrease in long distance minutes reflect national trends of wireless and internet substitution for traditional long distance wire line service.

Consumer video revenue totaled $111.0 million in 2009, an increase of 5.5 percent over 2008. Fourth quarter 2009 video revenues of $28.9 million increased 4.3 percent over the fourth quarter of the prior year and 4.6 percent sequentially. The increase in revenue is due in part to increases in video subscribers purchasing higher tiered services and renting high definition/digital video recorder converters. Basic consumer video subscribers totaled 130,500, a decrease of 2,000 subscribers or 1.5 percent for the year 2009 and a sequential increase of 900 subscribers. The decrease in subscribers from the prior year was attributable to a transfer of 2,900 subscribers to the Commercial segment at the beginning of 2009.

Consumer data revenue totaled $50.3 million in 2009, an increase of 17.9 percent compared to 2008. Fourth quarter 2009 data revenues of $13.7 million increased 19.3 percent over the fourth quarter of the prior year and 7.4 percent sequentially. The increase in consumer data revenues is due to an increase in the number of cable modem customers as well as increasing average revenue per cable modem. GCI added 5,800 consumer cable modem customers over the prior year and 2,300 customers during the fourth quarter of 2009.

Consumer wireless revenues increased to $81.0 million, an increase of $20.3 million or 33.5 percent during 2009. The increase in wireless revenues is primarily due to an increase in the number of wireless customers.

Network Access
Network access revenues for 2009 totaled $122.1 million, a decrease of $31.8 million or 20.6 percent from 2008. Fourth quarter 2009 revenues of $27.5 million decreased $6.5 million or 19.1 percent from the fourth quarter of the prior year and $2.8 million or 9.2 percent sequentially. The decreases were primarily attributable to increased competitive pressure in the market and the remaining effects of the migration of AT&T Mobility traffic from our network.

Voice revenues for 2009 totaled $49.8 million, a decrease of $29.9 million or 37.5 percent compared to 2008. The decrease in voice revenues for the year is due to a decrease in average rate per minute, a reduction in minutes arising from the transition of voice traffic to dedicated networks, wireless substitution and the migration of AT&T Mobility traffic off the network.

Fourth quarter 2009 voice revenues of $9.9 million decreased $5.1 million or 33.9 percent from the fourth quarter of the prior year and decreased $2.3 million or 19.1 percent sequentially. The decrease in voice revenues for the quarter was due primarily to the decrease in ARPM. The decline in sequential revenues is due in part to seasonality.

Data revenues for 2009 totaled $63.9 million, a decrease of $7.6 million or 10.6 percent from 2008. Fourth quarter 2009 data revenue of $15.0 million decreased $3.5 million or 18.9 percent from the fourth quarter of the prior year and were relatively unchanged sequentially. The decreases are attributable to increased pricing pressure.

Wireless revenues for 2009 increased to $8.4 million, an increase of $5.7 million over 2008. Network Access reported $2.7 million in wireless revenues for 2008. The increase in wireless revenues is primarily due to an increase in roaming traffic carried on GCI’s GSM and CDMA networks.

Commercial
Commercial revenues for 2009 totaled $110.1 million, a decrease of 3.9 percent from 2008. Fourth quarter 2009 revenues of $27.5 million decreased 9.9 percent from the fourth quarter of the prior year and 1.2 percent on a sequential basis. Commercial revenues were down primarily due to a reduction in the number of GCI support personnel providing on-site support for oil and gas development activity in Alaska.

           Voice revenues for the year 2009 increased 4.9 percent over the prior year primarily due to an increase in local service access lines. Commercial local access lines were up 1,500 lines over the prior year while long distance minutes decreased 4.9 percent from the prior year.

Fourth quarter voice revenues increased 2.1 percent over the fourth quarter of 2008 and decreased 3.0 percent from the third quarter of 2009. The quarterly revenue increase is due primarily to the increase in local service access lines. The sequential quarterly revenue decrease is due to mostly to a seasonal decrease in minutes. Fourth quarter minutes were down 6.4 percent from the third quarter of 2009.

Commercial video revenues for 2009 were down $0.4 million from the prior year. The decrease is due primarily to video advertising revenues associated with the summer Olympics and state and federal elections in 2008.

Commercial data services revenues include both transmission charges for data circuits and time and materials charges for GCI on-site support of customer operations. Data transport charges of $38.9 million were steady as compared to 2008 while time and material charges for support activities decreased by $6.8 million to $24.5 million for 2009 as a result of reduced activity primarily in the state’s oil sector. Commercial data service revenues were $63.4 million in 2009, down $6.7 million from 2008. Fourth quarter data services totaled $15.7 million, down $3.5 million from the fourth quarter of 2008 and relatively unchanged from the third quarter of 2009.

Wireless revenues totaled $6.7 million for the year, an increase of 20.7 percent over 2008. Fourth quarter revenues increased 26.9 percent over the fourth quarter of 2008 and were down $0.2 million from the third quarter of 2009. GCI had 10,300 Commercial wireless subscribers at the end of the fourth quarter, an increase of 2,700 subscribers over the end of the fourth quarter of 2008, and an increase of 200 subscribers from the end of the third quarter of 2009.

Managed Broadband
Managed Broadband revenues for 2009 totaled $44.9 million, an increase of 21.1 percent compared to 2008. Fourth quarter 2009 revenue of $11.6 million increased 14.4 percent over the fourth quarter of the prior year and decreased $0.2 million sequentially.

Regulated Operations
Regulated Operations revenues for 2009 totaled $23.8 million and its adjusted EBITDA totaled $6.0 million for 2009. GCI purchased the western Alaska regulated local exchange carrier in June of 2008. Regulated Operations has 11,100 local access lines at the end of the fourth quarter of 2009, a decrease of 200 access lines from the third quarter of 2009.

Other Items
Selling, general and administrative expenses (SG&A) for 2009 totaled $212.7 million an increase of 1.1 percent as compared to 2008. Fourth quarter SG&A totaled $55.3 million, a decrease of 6.6 percent from the fourth quarter of 2008, and an increase of 12.8 percent as compared to the third quarter 2009. The fourth quarter sequential increase in SG&A expense is due primarily to increases in self insurance claims, lease escalations, loss on asset disposals and increases in certain labor and benefits expenses.

During 2009, capital expenditures totaled $119.3 million as compared to $328.6 million in 2008. Capital expenditures for 2009 include $5.8 million of Asset Retirement Obligations (ARO) assets which are non-cash additions.

GCI will hold a conference call to discuss its 2009 and fourth quarter results on Thursday, March 11, 2010 beginning at 2 p.m. (Eastern). To access the briefing on March 11, dial 888-603-9640 (International callers should dial 517-308-9175) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 888-678-8548, access code 7461 (International callers should dial 402-220-6449.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial / subsea fiber optic network which connects not only Anchorage but also Fairbanks, and Juneau / Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s newly constructed statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

      A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.
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GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	(Unaudited)
	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$48,776	29,904

Receivables	147,859	113,136
Less allowance for doubtful receivables	7,060	2,582
Net receivables	140,799	110,554

Deferred income taxes	17,618	7,843
Inventories	9,278	7,085
Prepaid expenses	4,491	5,960
Investment securities	895	1,563
Other current assets	4,977	647
Total current assets	226,834	163,556

Property and equipment in service, net of depreciation	823,080	793,051
Construction in progress	26,161	54,098
Net property and equipment	849,241	847,149

Cable certificates	191,565	191,565
Goodwill	73,452	66,868
Wireless licenses	25,967	25,967
Other intangible assets, net of amortization	19,561	22,976
Deferred loan and senior notes costs, net of amortization	13,168	6,496
Other assets	18,609	10,724
Total other assets	342,322	324,596
Total assets	$1,418,397	1,335,301

		(Continued)
GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Continued)

(Amounts in thousands)	(Unaudited)
	December 31,
Liabilities and Stockholders' Equity	2009	2008

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$9,892	12,857
Accounts payable	30,697	40,497
Accrued payroll and payroll related obligations	21,874	22,632
Deferred revenue	21,404	22,095
Accrued liabilities	15,037	11,043
Accrued interest	14,821	10,224
Subscriber deposits	1,549	1,262
Total current liabilities	115,274	120,610

Long-term debt	771,247	708,406
Obligations under capital leases, excluding current maturities	89,279	94,029
Obligation under capital lease due to related party, excluding current maturity	1,876	1,868
Deferred income taxes	100,386	86,187
Long-term deferred revenue	52,342	49,998
Other liabilities	21,676	15,288
Total liabilities	1,152,080	1,076,386

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 51,899 and 50,062 shares at December 31, 2009 and 2008, respectively; outstanding 51,627 and 49,593 shares at December 31, 2009 and 2008, respectively	150,911	151,262

Class B. Authorized 10,000 shares; issued 3,186 and 3,203 shares at December 31, 2009 and 2008, respectively; outstanding 3,186 and 3,201 shares at December 31, 2009 and 2008, respectively; convertible on a share-per-share basis into Class A common stock	2,684	2,706

Less cost of 272 and 471 Class A and Class B common shares held in treasury at December 31, 2009 and 2008	(2,339)	(2,462)

Paid-in capital	30,410	27,233
Retained earnings	84,651	80,176
Total stockholders' equity	266,317	258,915

Total liabilities and stockholders' equity	$1,418,397	1,335,301

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	(Unaudited)
(Amounts in thousands, except per share amounts)	2009	2008	2007

Revenues	$595,811	575,442	520,311

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	193,676	203,058	195,799
Selling, general and administrative expenses	212,671	210,306	175,752
Depreciation and amortization expense	123,362	114,369	87,615
Operating income	66,102	47,709	61,145

Other income (expense):
Interest expense (including amortization and write-off of deferred loan fees)	(58,761)	(50,363)	(35,830)
Interest and investment income	111	576	544
Other	-	(217)	-
Other expense, net	(58,650)	(50,004)	(35,286)

Income (loss) before income tax expense	7,452	(2,295)	25,859

Income tax expense	3,936	1,077	12,162

Net income (loss)	3,516	(3,372)	13,697

Net income (loss) attributable to the non-controlling interest	-	1,503	36

Net income (loss) attributable to General Communication, Inc.	$3,516	(1,869)	13,733

Basic net income (loss) attributable to General Communication, Inc. per common share	$0.07	(0.04)	0.26

Diluted net income (loss) attributable to General Communication, Inc. per common share	$0.06	(0.04)	0.23

Common shares used to calculate basic EPS	53,354	52,321	52,951

Common shares used to calculate diluted EPS	53,848	52,321	54,581

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2009						Fourth Quarter 2008
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,264	9,862	7,457	-	5,230	35,813	$11,482	14,918	7,307	-	6,465	40,172
Video	28,872	-	2,584	-	-	31,456	27,682	-	2,636	-	-	30,318
Data	13,673	14,959	15,658	11,552	-	55,842	11,465	18,439	19,135	10,094	-	59,133
Wireless	19,977	2,669	1,753	-	-	24,399	15,022	621	1,381	-	-	17,024
Total	75,786	27,490	27,452	11,552	5,230	147,510	65,651	33,978	30,459	10,094	6,465	146,647

Cost of goods sold	24,794	6,477	12,603	3,196	1,234	48,304	20,889	8,041	16,214	2,310	1,444	48,898

Contribution	50,992	21,013	14,849	8,356	3,996	99,206	44,762	25,937	14,245	7,784	5,021	97,749

Less SG&A	29,111	10,447	8,950	3,691	3,122	55,321	30,165	12,493	9,910	3,548	3,114	59,230
Add other income	-	-	-	-	-	-	(217)	-	-	-		(217)
EBITDA	21,881	10,566	5,899	4,665	874	43,885	14,380	13,444	4,335	4,236	1,907	38,302

Add share-based compensation	328	274	203	102	-	907	683	580	334	134	-	1,731
Add non-cash contribution adjustment	74	49	25	12	-	160	(66)	(59)	(25)	(10)	-	(160)
Adjusted EBITDA	$22,283	10,889	6,127	4,779	874	44,952	$14,997	13,965	4,644	4,360	1,907	39,873

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2009						Third Quarter 2009
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,264	9,862	7,457	-	5,230	35,813	$12,487	12,197	7,688	-	6,037	38,409
Video	28,872	-	2,584	-	-	31,456	27,612	-	2,320	-	-	29,932
Data	13,673	14,959	15,658	11,552	-	55,842	12,726	14,876	15,801	11,715	-	55,118
Wireless	19,977	2,669	1,753	-	-	24,399	22,196	3,190	1,971	-	-	27,357
Total	75,786	27,490	27,452	11,552	5,230	147,510	75,021	30,263	27,780	11,715	6,037	150,816

Cost of goods sold	24,794	6,477	12,603	3,196	1,234	48,304	24,686	7,536	13,310	2,893	1,742	50,167

Contribution	50,992	21,013	14,849	8,356	3,996	99,206	50,335	22,727	14,470	8,822	4,295	100,649

Less SG&A	29,111	10,447	8,950	3,691	3,122	55,321	26,547	8,255	8,090	3,157	2,996	49,045
EBITDA	21,881	10,566	5,899	4,665	874	43,885	23,788	14,472	6,380	5,665	1,299	51,604

Add share-based compensation	328	274	203	102	-	907	(554)	(388)	(226)	(164)	-	(1,332)
Add non-cash contribution adjustment	74	49	25	12	-	160	-	-	-	-	-	-
Adjusted EBITDA	$22,283	10,889	6,127	4,779	874	44,952	$23,234	14,084	6,154	5,501	1,299	50,272

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Year Ended December 31, 2009						Year Ended December 31, 2008
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$52,654	49,837	30,830	-	23,804	157,125	$47,042	79,744	29,398	-	14,282	170,466
Video	110,986	-	9,175	-	-	120,161	105,238	-	9,604	-	-	114,842
Data	50,327	63,862	63,383	44,875	-	222,447	42,692	71,414	70,068	37,047	-	221,221
Wireless	80,958	8,373	6,747	-	-	96,078	60,660	2,663	5,590	-	-	68,913
Total	294,925	122,072	110,135	44,875	23,804	595,811	255,632	153,821	114,660	37,047	14,282	575,442

Cost of goods sold	96,894	27,253	52,245	11,135	6,149	193,676	89,853	40,326	59,480	10,265	3,134	203,058

Contribution	198,031	94,819	57,890	33,740	17,655	402,135	165,779	113,495	55,180	26,782	11,148	372,384

Less SG&A	112,883	38,348	35,363	14,450	11,627	212,671	110,364	43,057	36,191	13,132	7,562	210,306
Noncontrolling interest	-	-	-	-	-	-	661	589	253	-	-	1,503
Other expense	-	-	-	-	-	-	(217)	-	-	-	-	(217)
EBITDA	85,148	56,471	22,527	19,290	6,028	189,464	55,859	71,027	19,242	13,650	3,586	163,364

Add share-based compensation	1,145	891	549	219	-	2,804	2,891	2,443	1,392	552	-	7,278
Add non-cash contribution adjustment	294	201	98	47	-	640	199	177	76	28	-	480
Adjusted EBITDA	$86,587	57,563	23,174	19,556	6,028	192,908	$58,949	73,647	20,710	14,230	3,586	171,122

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				December 31, 2009		December 31, 2009
				as compared to		as compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2009	2008	2009	2008	2009	2008	2009
Consumer
Voice
Long-distance subscribers	90,500	88,600	89,900	1,900	600	2.1%	0.7%
Total local access lines in service	84,200	80,700	82,700	3,500	1,500	4.3%	1.8%
Local access lines in service on GCI facilities	75,200	68,700	72,700	6,500	2,500	9.5%	3.4%

Video
Basic subscribers	130,500	132,500	129,600	(2,000)	900	-1.5%	0.7%
Digital programming tier subscribers	79,600	71,900	77,600	7,700	2,000	10.7%	2.6%
HD/DVR converter boxes	81,500	67,800	77,000	13,700	4,500	20.2%	5.8%
Homes passed	232,400	229,300	231,400	3,100	1,000	1.4%	0.4%

Data
Cable modem subscribers	100,200	94,400	97,900	5,800	2,300	6.1%	2.3%

Wireless
Wireless lines in service	115,100	88,700	109,900	26,400	5,200	29.8%	4.7%

Network Access Services
Data:
Total ISP access lines in service	1,700	1,800	1,700	(100)	-	-5.6%	0.0%

Commercial
Voice:
Long-distance subscribers	9,500	9,700	9,700	(200)	(200)	-2.1%	-2.1%
Total local access lines in service	47,700	46,200	47,300	1,500	400	3.2%	0.8%
Local access lines in service on GCI facilities	19,600	18,700	19,000	900	600	4.8%	3.2%

Video
Hotels and mini-headend subscribers	15,400	13,200	18,000	2,200	(2,600)	16.7%	-14.4%
Basic subscribers	1,700	2,000	1,700	(300)	-	-15.0%	0.0%
Total basic subscribers	17,100	15,200	19,700	1,900	(2,600)	12.5%	-13.2%

Data
Cable modem subscribers	10,500	8,900	10,600	1,600	(100)	18.0%	-0.9%

Wireless
Wireless lines in service	10,300	7,600	10,100	2,700	200	35.5%	2.0%

Regulated Operations
Voice:
Total local access lines in service	11,100	12,100	11,300	(1,000)	(200)	-8.3%	-1.8%

				December 31, 2009		December 31, 2009
	Three Months Ended			as Compared to		as Compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2009	2008	2009	2008	2009	2008	2009
Consumer
Voice
Long-distance minutes carried (in millions)	28.8	31.8	28.0	(3.0)	0.8	-9.4%	2.9%

Video
Average monthly gross revenue per subscriber	$73.57	$69.67	$70.95	$3.90	$2.62	5.6%	3.7%

Wireless
Average monthly gross revenue per subscriber	$57.04	$53.55	$58.05	$3.49	$(1.01)	6.5%	-1.7%

Network Access Services
Voice
Long-distance minutes carried (in millions)	199.3	194.1	224.6	5.2	(25.3)	2.7%	-11.3%

Commercial
Voice:
Long-distance minutes carried (in millions)	28.6	30.5	30.6	(1.9)	(2.0)	-6.2%	-6.5%

Total
Long-distance minutes carried (in millions)	256.7	256.4	283.2	0.3	(26.5)	0.1%	-9.4%

			December 31, 2009	December 31, 2009
	Twelve Months Ended		as Compared to	as Compared to
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2008	2008
Consumer
Voice
Long-distance minutes carried (in millions)	114.7	128.6	(13.9)	-10.8%

Network Access Services
Voice
Long-distance minutes carried (in millions)	840.0	1,094.0	(254.0)	-23.2%

Commercial
Voice:
Long-distance minutes carried (in millions)	123.2	129.5	(6.3)	-4.9%

Total
Long-distance minutes carried (in millions)	1,077.9	1,352.1	(274.2)	-20.3%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	December 31, 2009	December 31, 2008	September 30, 2009
Net income (loss) attributable to General Communication, Inc.	$(3.7)	(4.4)	4.3
Income tax expense (benefit)	(2.6)	(3.7)	3.3
Income (loss) before income tax expense (benefit)	(6.3)	(8.1)	7.6

Other (income) expense:
Interest expense (including amortization and write-off of deferred loan fees)	19.7	15.6	13.2
Interest income	(0.1)	0.3	(0.1)
Other	---	0.2	---
Other expense, net	19.6	16.1	13.1

Operating income	13.3	8.0	20.7
Depreciation and amortization expense	30.6	30.5	30.9
Other	---	(0.2)	---

EBITDA (Note 2)	43.9	38.3	51.6
Share-based compensation	0.9	1.7	(1.3)
Non-cash contribution adjustment	0.2	(0.1)	---
Adjusted EBITDA (Note 1)	$45.0	39.9	50.3

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Year Ended
	December 31, 2009	December 31, 2008
Net income (loss) attributable to General Communication, Inc.	$3.5	(1.9)
Net loss attributable to the non-controlling interest	---	(1.5)
Net income (loss)	3.5	(3.4)
Income tax expense	3.9	1.1
Income (loss) before income tax expense	7.4	(2.3)

Other (income) expense:
Interest expense (including amortization and write- off of deferred loan fees)	58.8	50.3
Interest income	(0.1)	(0.5)
Other	---	0.2
Other expense, net	58.7	50.0

Operating income	66.1	47.7
Depreciation and amortization expense	123.4	114.4
Net loss attributable to the non-controlling interest	---	1.5
Other	---	(0.2)

EBITDA (Note 2)	189.5	163.4
Share-based compensation expense	2.8	7.3
Non-cash contribution adjustment	0.6	0.4
Adjusted EBITDA (Note 1)	$192.9	171.1

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income (Loss), Interest Expense (including Amortization and Write-off of Deferred Loan Fees), Interest Income, Income Tax Expense (Benefit), and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.